Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

March 19, 2019

Invesco Mortgage Capital Inc.

1555 Peachtree Street, NE

Atlanta, Georgia 30309

Re:	Invesco Mortgage Capital Inc. – Equity Distribution Agreement

Ladies and Gentlemen:

We have represented Invesco Mortgage Capital, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of (a) up to 1,500,000 shares of 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), (b) up to 1,500,000 shares of 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and (c) up to 4,000,000 shares of 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” and, together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”), pursuant to an equity distribution agreement, dated March 19, 2019 (the “Equity Distribution Agreement”), by and among the Company, IAS Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), Invesco Advisers, Inc., a Delaware corporation, and JonesTrading Institutional Services LLC. This opinion letter is being furnished in accordance with the requirements of Item 16 of the Securities and Exchange Commission’s (the “Commission”) Form S-3 and Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”). Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Equity Distribution Agreement.

In connection with this opinion, we have made such legal and factual inquiries as we have deemed necessary or appropriate, including examination of the Articles of Amendment and Restatement of the Company, including the articles supplementary thereto, the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of March 18, 2018, the Company’s registration statement on Form S-3ASR (File No. 333-229917), filed with the Commission on February 27, 2019 under the Securities Act (the registration statement as amended and supplemented from time to time and including the documents incorporated by reference therein, the “Registration Statement”), which includes the Company’s base prospectus, dated February 27, 2019 (the “Base Prospectus”), as supplemented by the Company’s prospectus supplement, dated March 19, 2019, relating to the Preferred Stock (the “Prospectus

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Supplement,” together with the documents incorporated by reference therein, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Securities Act on March 19, 2019, and such other documents as we have deemed necessary in order to enable us to render this opinion. In addition, the Company provided us with, and we are relying upon, a certificate (the “Officer’s Certificate”) containing certain factual representations and covenants of an officer of the Company relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests. For purposes of our opinion, however, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Registration Statement, the Prospectus, or in any other document. We have assumed and relied on the representations that the information presented in the Officer’s Certificate, the Registration Statement, and the Prospectus accurately and completely describe all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief. We are not, however, aware of any facts inconsistent with the representations contained in the Officer’s Certificate or the facts in the above referenced documents. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(i) Commencing with its taxable year ended December 31, 2009, the Company has been organized, and has operated, in conformity with the requirements for qualification and taxation of the Company as a REIT under the Code, and the present and proposed method of operation (as described in the Registration Statement and the Officer’s Certificate) of the Company will permit the Company to continue to so qualify.

(ii) Although it does not purport to discuss all possible U.S. federal income tax consequences of the ownership and disposition of the Preferred Stock, the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” as supplemented by the discussion set forth in the Prospectus Supplement under the heading “Supplement to U.S. Federal Income Tax Considerations,” though general in nature, constitutes, in all material respects, a fair and accurate summary of the material U.S. federal income tax consequences of the ownership and disposition of the Preferred Stock, subject to the limitations and qualifications set forth therein.

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

Our opinion is given as of the date hereof and is based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect this opinion. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion letter is provided to you for your use solely in connection with the offering of the Preferred Stock described herein and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our express written consent or used in any other transaction or context. No opinion other than that expressly contained herein may be inferred or implied. This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company’s Form 8-K, filed with the Commission on March 19, 2019. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Alston & Bird LLP

ALSTON & BIRD LLP